EXHIBIT 10.1

                                   P.O. BOX 98
                                ST. PETER'S PORT
                                    GUERNSEY
                                 CHANNEL ISLANDS


20th May, 1996

Saliva Diagnostic Systems Inc.
11719 NE 95th Street
Vancouver WA 98682
USA

FAO: Mr. Ronald L. Lealos
President


Dear Gentlemen


CHIEF FINANCIAL OFFICER

I am pleased to set forth and confirm the terms of engagement of International Business Consultants Limited ("IBCO") ("Consultant") by Saliva Diagnostics Systems, Inc., ("SDS") to consult with and advise SDS through the services of its principal Kenneth J. McLachlan (KJM) who will act as Chief Financial Officer of SDS.


1. SERVICES TO BE PERFORMED

In assisting SDS, KJM will advise SDS as to financial matters generally, the preparation and submission of filings required with respect to its products under applicable rules and regulations of the SEC and any other regulatory or governmental authorities, relationships with firms in the financial and securities industries and acquisitions, joint ventures and other strategic alliances. In addition, KJM will represent SDS in its dealings with the financial and securities industries and in connection with any acquisition or strategic partnering activities it chooses to pursue and the structuring and negotiation of any transactions which occur as a result, such services are to be performed on the date or dates and at the location or locations agreed upon.

In performing the above services Consultant would expect to develop a comprehensive knowledge of SDS, its operations, corporate philosophy, strategies and objectives. Subject to the completion of the evaluative process described above, Consultant would expect to continue to assist SDS in implementing any of the actions it chooses to pursue.
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In performing the services for SDS KJM will act as Chief Financial Officer of
SDS and should spend up to seven working days per month (approx. 25% of his time) or such other agreed upon project time commitments.


2. COMPENSATION AND EXPENSES

For services rendered hereunder, SDS will pay Consultant as follows:

a. A fee of $102, 000 per annum, to be paid in cash in twelve monthly instalments of $8,500. In addition SDS will issue to Consultant a minimum of $50,000 of Common Stock of SDS at the average of bid or offer price per share at the close of business on the last day of the SDS financial year or nearest working day thereto. In no event less than ,2.50 per share and no higher than $8.00 per share.

b. SDS will reimburse Consultant promptly, for all reasonable meal, lodging, travel and other out-of-pocket expenses incurred (including fees and expenses of other consultants and advisors retained with SDS's consent, if billed initially to Consultant), in connection with the services to be provided by KJM.


3. TERM

The term of this Agreement shall be one year subject to renewal for an additional one year if services rendered by Consultant are satisfactory. This agreement will be effective from 1st June, 1996.


4. STATUS

Consultant shall be an independent contractor.


5. CONFIDENTIALITY

Consultant agrees to abide by any designation or determination by SDS that information provided to Consultant is confidential and to standard confidentiality undertakings with respect to that information.


6. TRAVEL

Unless otherwise agreed, air fare for travel within the continental United States for flights more than three hours in duration will be reimbursed at the club class fare, or first class rate when this service is used, and transoceanic and other flights will be billed at the club
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fare, or business club rate. Consideration will be given to using hotels or accommodations at which the SDS enjoys a company discount, but Consultant will not be required to use them.


Yours faithfully

/s/ KENNETH J. MCLACHLAN

KENNETH J. MCLACHLAN



Confirmed to as of the date hereof:
Saliva Diagnostics Systems, Inc.


By: Ronald L. Lealos
    President